Exhibit 99.1

The Commercial and Savings Bank Announces Agreement to Acquire
Wooster Branches of Premier Bank & Trust
Joint Press Release
MILLERSBURG AND NORTH CANTON, Ohio, June 24 , 2011 (OTC Bulletin Board: CSBB) (NASDAQ: OLCB) - Eddie Steiner, Chairman of The Commercial and Savings Bank (“CSB”), and Rick Hull, President and CEO of Premier Bank & Trust (“Premier”), today announced that CSB has entered into a definitive agreement with Premier to acquire certain assets and assume certain liabilities of Premier’s Wooster branches.
The transaction is subject to regulatory approval and other customary closing conditions and is expected to close in the fourth quarter of 2011. Under the terms and conditions of the transaction, CSB will acquire Premier’s two Wooster branch office locations and total loans of approximately $8.5 million, and will assume total deposits of approximately $80 million. The loans are primarily owner-occupied commercial real estate, commercial and industrial. The deposits are primarily core and time deposits, including checking, money market, savings accounts and certificates of deposit.
Steiner said in a statement, “This transaction will extend CSB’s retail banking presence into the Wooster market and complement our existing commercial banking and trust activities already serving the area. We are eager to begin serving many new customers and look forward to welcoming the Wooster staff to our CSB team.”
Hull stated, “The transaction with CSB fits our strategic plan, which is to concentrate our banking activities in our core market of Stark County, leaving us open to future expansion. We have been acquainted with the leadership at CSB for a number of years and we find them to be people of great integrity. We believe that having CSB as our successor in Wooster places our employees with a good company and our clients with a banking organization that will serve them well.”

About CSB Bancorp, Inc.
CSB is a wholly owned subsidiary of CSB Bancorp, Inc., a financial holding company headquartered in Millersburg, Ohio, with approximate assets of $445 million. CSB provides a complete range of banking and other financial services to consumers and businesses with fourteen banking centers in Holmes, Tuscarawas, Wayne and Stark counties and Trust offices located in Millersburg and Wooster, Ohio.
About Premier Bank & Trust
Premier is a wholly owned subsidiary of Ohio Legacy Corp, a bank holding company headquartered in North Canton, Ohio. Premier provides financial services to small businesses and consumers through four full-service banking locations in Canton and Wooster, Ohio, and a Wealth office in St. Clairsville, Ohio.
Forward-Looking Statement
This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Companies, as well as their operations, markets and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Companies’ business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Companies’ periodic reports and registration statements filed with the Securities and Exchange Commission. The Companies undertake no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.
Contact Information

Eddie L. Steiner	Rick Hull
Chairman	President and CEO
The Commercial and Savings Bank	Premier Bank & Trust
330-674-9015	330-244-2985